UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2009

Leslie’s Poolmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18741	95-4620298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 E. Broadway Road, Suite 100, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 366-3999

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 30, 2009, Leslie’s Poolmart, Inc. (the “Company”) and LPM Manufacturing, Inc., a wholly owned subsidiary of the Company, entered into a Second Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with the lenders party thereto and Wells Fargo Retail Finance LLC as agent for the Lenders. The Loan Agreement amends and restates the Company’s existing $75.0 million revolving credit facility, which was entered into on January 25, 2005.

The Loan Agreement provides for a revolving credit facility in a maximum principal amount at any time outstanding of $50.0 million (“Revolving Loan Commitment”), which may be increased to a maximum of $75.0 million upon request of the Borrowers and subject to agreement by existing or new lenders to undertake the incremental lending commitment, and will mature on September 30, 2012. The Loan Agreement is secured by substantially all of the assets of the Borrowers (the “Collateral”).

Loans under the Loan Agreement bear interest at a rate equal to either (i) the Base Rate (defined in the Loan Agreement as greatest of (a) Wells Fargo’s prime rate, (b) the one-month Adjusted Eurodollar Rate (as defined in the Loan Agreement) plus 1.00%, and (c) the Federal Reserve System weighted average overnight rate plus 0.50%), or (ii) the Eurodollar Rate (as defined in the Loan Agreement), at the election of the Borrowers, plus, in each case, a margin determined by reference to Borrowers’ Average Leverage Ratio (as defined in the Loan Agreement) that ranges between 2.00% and 2.50% for Base Rate loans, and between 3.00% and 3.50% for Eurodollar Rate loans.

The Borrowers will be required to pay an unused commitment fee on the Revolving Loan Commitment, equal to 0.50% per annum of the average availability for any quarter in which the average availability was less than 50%, and equal to 0.75% per annum for any quarter where the average availability was 50% or more, payable quarterly in arrears. Outstanding letters of credit under the Loan Agreement are subject to a fee on the undrawn amount of such letters of credit, which is determined by reference to the Borrowers’ Average Leverage Ratio and ranges between 3.00% and 3.50%, payable quarterly in arrears. The Borrowers will be required to pay standard fees with respect to the issuance, negotiation, and amendment of letters of credit issued under the letter of credit facility.

The Loan Agreement includes customary representations and warranties, and customary covenants that restrict the Borrowers’ ability to, among other things, incur additional indebtedness, create liens or other encumbrances upon or with respect to their assets; dispose of their assets; enter into consolidations and mergers, transfers assets; and make certain investments. The Loan Agreement also contains events of default customary for credit facilities of this type (with customary grace periods, as applicable), including, among other things, nonpayment of principal or interest when due.

The foregoing description is a summary and is qualified in its entirety by reference to the Loan Agreement, which will be filed as an exhibit to our annual report on Form 10-K for the year ended September 30, 2009.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leslie’s Poolmart, Inc.
(Registrant)
Date October 21, 2009
/s/ STEVEN L. ORTEGA
(Signature) Steven L. Ortega, Chief Financial Officer, Director and Principal Accounting Officer

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